                                                                   EXHIBIT 12(a)


                             UNION ELECTRIC COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                          YEAR ENDED DECEMBER 31,
                                            ----------------------------------------------
                                                                                              12 Months
                                                                                                Ended
                                                                                               June 30,
                                              1989      1990      1991      1992      1993       1994
                                            --------  --------  --------  --------  --------  ---------
                                                     (Thousands of Dollars Except Ratios)

Net Income for the Period..............     $285,605  $294,219  $321,512  $302,748  $297,160   $301,727
                                            --------  --------  --------  --------  --------   --------
  Add:
Taxes Based on Income..................      181,793   191,532   218,954   197,009   182,716   195,274
                                            --------  --------  --------  --------  --------  --------
Fixed Charges:
  Interest on Debt.....................      172,288   183,215   163,061   125,798   124,430   123,686
  Amortization of Premium
    and Discount, Less
    Expense, on Debt; and
    Bond Defeasance Cost...............        4,283     4,369     4,148     9,521     5,170     5,491
  Rentals (See Note)...................        1,040     1,114     1,171       908     1,314     1,391
                                            --------  --------  --------  --------  --------  --------
       Total Fixed Charges.............      177,611   188,698   168,380   136,227   130,914   130,568
                                            --------  --------  --------  --------  --------  --------

Earnings Available for Fixed
 Charges...............................     $645,009  $674,449  $708,846  $635,984  $610,790  $627,569
                                            ========  ========  ========  ========  ========  ========

Ratio of Earnings to Fixed
 Charges...............................         3.63      3.57      4.21      4.66      4.66       4.8
                                            ========  ========  ========  ========  ========  ========

Note:  Represents the interest factor applicable to rentals.